Exhibit 10.16

Property Leasing Agreement

Lessor: Beijing Syswin Zhi Di Assets Management Co., Ltd. (“Party A”)

Address: 5-B10, Building 1, No. 6 Shi Long Nan Lu, Mentougou District, Beijing

Lessee:   Beijing Syswin Xing Ye Real Estate Brokerage Company Limited (“Party B”)

Address: Room D103, No. 7 Long Yuan Lu, Shi Long Industrial Zone, Mentougou District, Beijing

WHEREAS,

(a)           Party A has entered into the Beijing Commodity House Sales Contract (Exbit I) with Beijing Urban Development Group Co., Ltd. in relation to the purchase of Building 701, District K7, Wangjing on August 27, 2010, filed it online and obtained invoices numbered 00047291 and 01519730 (Exbit II);

(b)           Pantry A is in the process to obtain the Property Ownership Certificate for the Syswin Building owned by it and is expected to obtain said certificate prior to February 28, 2011;

(c)           Both Parties are aware of and acknowledge the above situation and have entered into this Property Leasing Agreement (the “Agreement”) through consultations;

(d)           Party A hereby agrees that Party B shall have the right to unilaterally terminate the Agreement or negotiate with Party A in connection with the performance and termination of the Agreement if Party A fails to obtain the Property Ownership Certificate for the Syswin Building on the first anniversary of the execution date of this Agreement.

In accordance with the regulations of the Contract Law of the People’s Republic of China and other applicable laws and regulations, Party A and Party B have reached unanimity through consultations and entered into this Agreement in respect of Party B’s leasing of the properties owned by Party A on the basis of equality, voluntariness, fairness and integrity.

1.             The leased properties

Party A leases to Party B the properties owned by it at Building 701, District K7, Wangjing, including the north and south lobbies and elevator hall on Floor 1, B1, Floor 3 (half), 7, 8, 9, 10 (the “Properties”) and 25 parking spaces (the “Parking Spaces”; together with the Properties, the “Leased Properties”) . The Leased Properties are located at No. 316, Nanhuzhongyuan, Chaoyang District with a gross floor area of 6,785.6 square meters.

2.             The use of the Leased Properties

Party A agrees to lease to Party B the Leased Properties for Party B to operate its business subject to applicable laws.

3.             Delivery date and lease term

3.1           Party A shall deliver to Party B the Leased Properties on August 27, 2010. The lease term shall be three years as of the delivery date of the Leased Properties, i.e. from August 27, 2010 to August 26, 2013.

3.2           Party B shall have the right of first refusal to renew the Agreement under similar conditions if Party B wishes to renew the lease upon the expiration of the lease term.

4.             Rent and payment

4.1           The rent of the Properties is RMB 3/m²/day with the total annual rent being seven million four hundred and thirty thousand two hundred and thirty two Renminbi. The rent of the Parking Spaces is RMB 2,500/unit/year with the total annual rent being sixty two thousand and five hundred Renminbi. The total annual rent of the Leased Properties shall be seven million four hundred and ninety two thousand seven hundred and thirty two Renminbi.

4.2           Party B shall pay Party A the rent of the Leased Properties on a monthly basis. Party B shall pay Party A the rent of the first month (six hundred and twenty four thousand, three hundred and ninety four Renminbi) in lump sum within five business days as of the date of the Agreement. The remaining rent shall be paid on a monthly basis on or prior to the 25th day of the previous month.

5.             Property management fee and payment

5.1           The property management of the Leased Properties shall be temporarily offered by Beijing Wangjing Industrial Company (the “Overall Property Manager”) and Beijing Syswin International Property Management Co., Ltd. (the “Syswin Building Property Manager”). Party A shall notify Party B in written form within thirty days prior to any changes to the property management companies. The allocation of responsibilities of the Overall Property Manager and the Syswin Building Property Manager are set forth in Schedule I.

5.2           The property management fees of the Leased Properties that Party B shall pay to the Overall Property Manager and the Syswin Building Property Manager are RMB 2.1/ m²/month and RMB 14.2/ m²/month, respectively.

5.3           Party B shall pay the property management fees to the above property management companies directly and shall make the payment on or prior to the 25th day of the previous month. The property management companies shall issue formal invoices upon receipt of the property management fees. The property management companies shall reserve the right to adjust the property management fees subject to relevant national regulations and the then operating condition of Syswin Building and shall issue a 20-day advance written notice to Party B prior to any fee adjustment.

5.4           Party A and Party B shall pay their respective taxes and fees as required by the laws of the People’s Republic of China.

6.             Party A’s rights and obligations

6.1           Party A shall have the right to receive the rent under the Agreement in accordance with the terms of the Agreement.

6.2           Party A shall ensure the normal functions of the facilities provided or installed by it in the Leased Properties and shall repair and upgrade the facilities at its own expenses upon the request of Party B.  If Party A fails to respond to the request of Party B or fails to repair relevant facilities, Party B shall have the right to repair or upgrade the facilities and require Party A to reimburse the expenses incurred thereby.

6.3           Party A shall be responsible for the coordination of the supply of water, power, heat and other resources for the Leased Properties under the Agreement necessary for the construction and operation of Party B.

6.4           Party A shall be responsible for the coordination of the relations with the property administrative authorities to ensure the normal and legitimate operation of Party B.

7.             Party B’s rights and obligations

7.1           Party B shall have the right to require Party A to deliver to it the Leased Properties under the Agreement on the date required in accordance with the terms of the Agreement.

7.2           Party B shall use the Leased Properties under the Agreement for the operation activities permitted by laws and regulations.

7.3           Party B shall pay Party A the rent under the Agreement in accordance with the terms of the Agreement on time.

7.4           Any fees regarding water, power, gas or heat during the lease term shall be borne by Party B.

8.             Termination of the Agreement

8.1           The Agreement shall be terminated automatically upon its expiration if there is no renewal.

8.2           Party A and Party B may early terminate the Agreement prior to its expiration through mutual agreement.

8.3           Party A shall have the right to terminate the Agreement upon the occurrence of any of the following events:

8.3.1        Party B releases the Leased Properties under the Agreement to any third party without prior written consent of Party A.

8.3.2        Party B fails to pay Party A the rent in accordance with the terms of the Agreement on time and fails to do so within the time as notified by Party A.

8.4           Party B shall have the right to unilaterally terminate the Agreement if Party A fails to obtain the Property Ownership Certificate on the first anniversary of the date of this Agreement.

9.             Dispute resolution

Party A and Party B shall first make efforts to solve any disputes arising out of or in relation to the Agreement through friendly consultations.  Either Party may file a suit in the People’s Court with competent jurisdiction if the disputes can not be solved through such consultations within sixty days as of the commencement thereof.

10.           Applicable laws

The formation, validity, interpretation and performance of this Agreement, as well as any disputes under the Agreement shall be governed by the laws of PRC.

11.           Modification

This Agreement shall not be modified without written consent signed by both Party A and Party B.

12.           Execution and validity of the Agreement

This Agreement shall be written in Chinese and executed in two counterparts, with Party A and Party B each holding one copy.

This Agreement shall not become effective without being executed by the legal representatives or authorized representatives of Party A and Party B and affixed with the corporate seal of each Party.

Upon execution, both Parties shall file and register the Agreement with the competent property registration authority.

[Remainder of page intentionally left blank]

[Signature page]

Date: August 27, 2010

Party A:	Beijing Syswin Zhi Di Assets Management Co., Ltd.

Legal Representative:	/s/ Liangsheng Chen

Party A’s corporate seal: (seal)

Party B:	Beijing Syswin Xing Ye Real Estate Brokerage Company Limited

Legal Representative:	/s/ Hongbing Tao

Party B’s corporate seal: (seal)

Schedule I: Responsibilities of Property Management

I.      The Overall Property Manager is responsible for

(i)        daily maintenance and management of the shared areas of the property buildings, including load bearing structures such as roof, floor slab, bean, column, out-wall and base, out-wall face, peripheral surface, civil air defense passage, wall face of the B2 garage, the waterproofing of the out-wall of the basement and etc.;

(ii)       daily repair, maintenance and management of the shared facilities, including shared water / wastewater systems (which refer to the main pipes accessing the Building, excluding grease tank for catering), water supply equipment (which refers to pressure stabilizing pump for tap water), fire safety equipment (fire water spray, smoke detector, ventilation system and etc.) , building automation equipment and power distribution system (B1 power distribution room); and

(iii)      daily maintenance and management of the shared facilities and attached buildings, including peripheral road, septic tank, pump room, strip green space behind the Building, garbage (the Overall Property Manager being responsible for the cleaning and treatment) room and etc.

II.    The Syswin Building Property Manager is responsible for:

(i)        daily maintenance and management of the shared areas of the property buildings, including public toilet, fire passage, lobby, internal wall face and floor, and door and window, elevator hall, underground garage, machine room and etc.;

(ii)       daily repair, maintenance and management of the shared facilities, including public lighting (internal power and lighting systems in the Building), central air-conditioning, internal heating pipes in the Building, elevator, wastewater pump, intelligence system, data language system and etc.;

(iii)      daily maintenance and management of the shared facilities and attached buildings, the maintenance of the garbage room in particular;

(iv)     maintenance of public order, including guard service, patrol within the property area, access/exit registration and etc.;

(v)      order maintenance and parking management of vehicles within the property area;

(vi)     fire management service, including check, maintenance and management of the fire safety facilities in the public areas;

(vii)    operation and daily maintenance and management of elevator, pump, air condition set and furnace, the operation and daily maintenance and management of elevator, wastewater pump and air condition set in particular; and

(viii)   management service of renovation.